Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 23, 2015
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, July 23, 2015 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and six months ended June 30, 2015.  Beneficial recorded net income of $7.1 million and $12.3 million, or $0.09 and $0.16 per diluted share, for the three and six months ended June 30, 2015, respectively, compared to net income of $4.6 million and $7.0 million, or $0.06 and $0.09 per diluted share, for the three and six months ended June 30, 2014.

Highlights for the three and six months ended June 30, 2015 are as follows:

•                                          Net income increased 54.2% and 74.6% for the three and six months ended June 30, 2015 compared to the same periods in 2014.

•                                          Our net interest margin improved to 2.83% for the second quarter of 2015 compared to 2.75% for the first quarter of 2015 and 2.81% for the second quarter of 2014.  Loan growth, increases in non-interest bearing deposits, and reductions in higher-cost time deposits and borrowings are the primary drivers of the improvement in our net interest margin.

•                                          Continued asset quality improvement and net loan recoveries resulted in a $1.6 million negative provision for loan losses during the three months ended June 30, 2015.  Our allowance for loan losses totaled $47.8 million, or 1.76% of total loans and 124.87% of non-performing loans at June 30, 2015, compared to $49.1 million, or 1.84% of total loans and 128.70% of non-performing loans, at March 31, 2015.

•                                          On a linked quarter basis, our loan portfolio grew $42.5 million (6.4% annualized growth) as a result of increases in commercial real estate and commercial business loans as well as a $14.4 million purchase of residential mortgage loans.

•                                          For the six months ended June 30, 2015, our loan portfolio increased $286.8 million, or 11.8%, primarily due to purchases of multi-family and residential loans, as well as organic growth primarily in our commercial loan portfolio.

•                                          Core deposits remained stable at $2.7 billion at June 30, 2015 and December 31, 2014, excluding the second-step proceeds, despite $70.8 million in planned decreases in higher-cost, non-relationship-based municipal accounts during the period.

•                                          Following the second-step conversion that was completed on January 12, 2015, our capital levels increased and remained strong with tangible capital to tangible assets totaling 21.14% at June 30, 2015 compared to 20.83% at March 31, 2015 and 10.44% at December 31, 2014.

•                                          Tangible book value per share totaled $11.77 at June 30, 2015.

“We are pleased with the progress our team made against a number of goals during the second quarter” said Gerard Cuddy, Beneficial’s President and CEO.  “Improvement in our balance sheet mix, loan growth, net interest income, and net interest margin all contributed to our success. Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.”

Balance Sheet

Total assets decreased $15.0 million, or 0.3%, to $4.74 billion at June 30, 2015 compared to $4.75 billion at December 31, 2014.  Cash and cash equivalents decreased $247.7 million to $286.3 million at June 30, 2015 from $534.0 million at December 31, 2014.  The decrease in cash and cash equivalents was primarily driven by the deployment of a portion of the second-step conversion offering proceeds through the participation in a portfolio of multi-family loans during the first quarter and the purchase of residential real estate loans during the year as well as organic loan growth.

Investments decreased $50.1 million, or 3.4%, to $1.44 billion at June 30, 2015 compared to $1.49 billion at December 31, 2014.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments. We are also focused on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.

Loans increased $286.8 million, or 11.8%, to $2.71 billion at June 30, 2015 from $2.42 billion at December 31, 2014.  The increase was primarily due to a $200.1 million participation in a portfolio of multi-family loans and the purchase of $35.4 million of residential real estate loans. The remaining increase was due to growth in our commercial real estate and commercial business loans, which include shared national credits.

Deposits decreased $504.6 million, or 13.0%, to $3.38 billion at June 30, 2015 from $3.88 billion at December 31, 2014.  Deposits at December 31, 2014 included $482.1 million of subscription funds held in deposit accounts in connection with the second-step conversion offering that were reclassified into stockholders’ equity in the first quarter of 2015. Excluding the $482.1 million of subscription funds, deposits decreased $22.5 million during the six months ended June 30, 2015. The $22.5 million decrease in deposits during the six months ended June 30, 2015 was primarily due to a $70.8 million decrease in municipal deposits and a $28.6 million decrease in time deposits, which resulted from our planned run-off of higher-cost, non-relationship-based accounts.  The decrease in deposits was partially offset by increases in savings deposits, as well as interest and non-interest bearing checking deposits.

Stockholders’ equity increased $490.9 million, or 80.4%, to $1.10 billion at June 30, 2015 from $610.9 million at December 31, 2014.  The increase in stockholders’ equity was primarily due to net proceeds received in connection with the second-step conversion that was completed during the first quarter of 2015.

Net Interest Income

For the three months ended June 30, 2015, net interest income was $31.2 million, an increase of $2.0 million, or 6.9%, from the three months ended June 30, 2014. The increase in net interest income was primarily due to higher interest earning assets as a result of the second-step conversion proceeds. During 2015, these proceeds were partially utilized to increase the loan portfolio, which resulted in an increase in the average balance of loans. Net interest income was also positively impacted by a reduction in the average cost of liabilities primarily due to reductions in higher-cost time deposits and borrowings, which offset the decline in yields on loans and investments. The net interest margin totaled 2.83% for the three months ended June 30, 2015 as compared to 2.81% for the same period in 2014. We expect that the continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and improving our balance sheet mix to help stabilize our net interest margin.

For the six months ended June 30, 2015, Beneficial reported net interest income of $61.4 million, an increase of $2.6 million, or 4.4%, from the six months ended June 30, 2014. The increase in net interest income was primarily due to higher interest earning assets as a result of the second-step conversion proceeds. During 2015, these proceeds were utilized to increase the loan portfolio, which resulted in an increase in the average balance of loans. Net interest income was also positively impacted by a reduction in the average cost of liabilities and a $169.8 million decrease in the average balance of municipal deposits, partially offset by a decline in yields on loans and investments.  Our net interest margin decreased to 2.79% for the six months ended June 30, 2015 from 2.81% for the same period in 2014.

Non-interest Income

For the three months ended June 30, 2015, non-interest income totaled $7.2 million, an increase of $853 thousand, or 13.5%, from the three months ended June 30, 2014. Service charges and other income increased $922 thousand during the three months ended June 30, 2015 compared to the same period a year ago primarily due to increases of $754 thousand in limited partnership income and $223 thousand in foreign ATM fees.

For the six months ended June 30, 2015, non-interest income totaled $12.8 million, an increase of $857 thousand, or 7.2%, from the six months ended June 30, 2014. Service charges and other income increased $1.2 million during the six months ended June 30, 2015 compared to the same period a year ago as a result of increases of $958 thousand in limited partnership income and $448 thousand in foreign ATM fees. These increases were partially offset by a $306 thousand decrease in the net gain on the sale of investment securities.

Non-interest Expense

For the three months ended June 30, 2015, non-interest expense totaled $30.0 million, an increase of $785 thousand, or 2.7% from the three months ended June 30, 2014.  The increase in non-interest expense was primarily driven by a $1.1 million increase in salaries and employee benefits due to merit increases and other retirement benefits, a $412 thousand increase in marketing expenses due to current year initiatives to continue rebranding and drive future growth and a $263 thousand increase in professional fees.  These increases were partially offset by a $225 thousand decrease in occupancy expense, a $293 thousand decrease in Federal Deposit Insurance Corporation (“FDIC”) insurance expense due to lower assessments, and a $420 thousand decrease in debit card rewards expense due to changes in the program parameters.

For the six months ended June 30, 2015, non-interest expense remained relatively consistent at $60.5 million, an increase of $41 thousand, or 0.1%, from the six months ended June 30, 2014. The slight increase in non-interest expense was primarily driven by a $1.5 million increase in salaries and employee benefits due to merit increases and other retirement benefits, an $843 thousand increase in marketing expenses due to current year initiatives to continue rebranding and drive future growth and a $463 thousand increase in professional fees.  These increases were partially offset by a $1.3 million decrease in operating expenses related to the headquarters move in the first quarter of 2014, a $528 thousand decrease in FDIC insurance expense due to lower assessments, and a $642 thousand decrease in debit card rewards expense due to changes in the program parameters.

Income Taxes

For the three months ended June 30, 2015, we recorded a provision for income taxes of $2.9 million, reflecting an effective tax rate of 29.5% compared to a provision for income taxes of $1.5 million, reflecting an effective tax benefit of 24.7% for the three months ended June 30, 2014.  For the six months ended June 30, 2015, we recorded a provision for income taxes of $5.0 million, reflecting an effective tax rate of 28.7%, compared to a provision for income taxes of $1.4 million, reflecting an effective tax rate of 16.9% for the six months ended June 30, 2014. The increase in income tax expense and the effective tax rate during these periods is due to higher profitability levels and ratio of taxable income compared to tax exempt income for the three and six months ended June 30, 2015 as compared to the same periods in 2014.  The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics continued to improve as non-performing loans, excluding government guaranteed student loans, decreased to $12.8 million at June 30, 2015, compared to $14.6 million at December 31, 2014, and $27.8 million at June 30, 2014.  The $15.0 million, or 54.0%, decrease from June 30, 2014 in non-performing loans, was the result of our continued work out of non-performing assets as well as $12.3 million of non-performing commercial loan sales during the third and fourth quarter of 2014.

As a result of the improvement in our asset quality metrics and net recoveries received during the quarter ended June 30, 2015, we recorded a $1.6 million negative provision for loan losses for the three months ended June 30, 2015 compared to recording a $250 thousand provision for loan losses for the three months ended June 30, 2014.  Net recoveries totaled $248 thousand during the three months ended June 30, 2015 compared to net charge-offs of $1.7 million during the three months ended June 30, 2014.

At June 30, 2015, the Bank’s allowance for loan losses totaled $47.8 million, or 1.76% of total loans, compared to $50.7 million, or 2.09% of total loans, at December 31, 2014, and $52.6 million, or 2.22% of total loans at June 30, 2014.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities.  In addition, at June 30, 2015, we had the ability to borrow up to $1.4 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2015	12/31/2014	6/30/2014	Capitalized Ratio	6/30/2015

Tangible Capital	21.14%	10.44%	11.26%	N/A	N/A
Tier 1 Leverage (to average assets)	16.71%	11.05%	10.76%	5.0%	$539,641
Common Equity Tier 1 Capital (to risk weighted assets)	29.62%	N/A	N/A	6.5%	$601,023
Tier 1 Capital (to risk weighted assets)	29.62%	21.17%	20.97%	8.0%	$562,037
Total Capital Ratio (to risk weighted assets)	30.88%	22.43%	22.24%	10.0%	$542,735

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 56 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$48,114	$42,594	$40,684	$57,853
Interest-bearing deposits	238,189	264,121	493,331	196,115
Total cash and cash equivalents	286,303	306,715	534,015	253,968

Investment Securities:
Available-for-sale	689,775	733,210	757,834	840,551
Held-to-maturity	745,730	757,730	727,755	644,061
Federal Home Loan Bank stock, at cost	8,786	8,830	8,830	15,606
Total investment securities	1,444,291	1,499,770	1,494,419	1,500,218

Loans:	2,708,508	2,665,961	2,421,745	2,369,335
Allowance for loan losses	(47,792)	(49,144)	(50,654)	(52,624)
Net loans	2,660,716	2,616,817	2,371,091	2,316,711

Accrued interest receivable	13,657	13,736	13,383	13,396

Bank premises and equipment, net	79,159	79,616	78,957	79,089

Other assets:
Goodwill	121,973	121,973	121,973	121,973
Bank owned life insurance	64,647	63,724	63,349	62,528
Other intangibles	5,203	5,670	6,136	7,073
Other assets	60,550	62,432	68,199	70,778
Total other assets	252,373	253,799	259,657	262,352
Total assets	$4,736,499	$4,770,453	$4,751,522	$4,425,734

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$381,667	$394,653	$369,683	$319,082
Interest bearing deposits	2,993,464	3,020,674	3,510,026	3,186,383
Total deposits	3,375,131	3,415,327	3,879,709	3,505,465
Borrowed funds	190,396	190,392	190,388	250,379
Other liabilities	69,162	70,008	70,531	57,231
Total liabilities	3,634,689	3,675,727	4,140,628	3,813,075
Commitments and contingencies Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	829	827	826	825
Additional paid-in capital	784,587	782,423	362,685	360,521
Unearned common stock held by employee stock ownership plan	(33,248)	(33,820)	(14,306)	(15,204)
Retained earnings	372,364	365,309	360,058	349,073
Accumulated other comprehensive loss, net	(22,382)	(19,747)	(22,663)	(12,867)
Treasury stock, at cost	(340)	(266)	(75,706)	(69,689)
Total stockholders’ equity	1,101,810	1,094,726	610,894	612,659
Total liabilities and stockholders’ equity	$4,736,499	$4,770,453	$4,751,522	$4,425,734

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
INTEREST INCOME:
Interest and fees on loans	$28,196	$26,266	$26,202	$54,461	$52,660
Interest on overnight investments	157	269	190	426	379
Interest and dividends on investment securities:
Taxable	7,215	7,910	7,736	15,126	15,530
Tax-exempt	394	498	658	892	1,321
Total interest income	35,962	34,943	34,786	70,905	69,890

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	381	423	422	805	865
Money market and savings deposits	1,334	1,307	1,349	2,641	2,678
Time deposits	1,762	1,833	1,988	3,595	3,989
Total	3,477	3,563	3,759	7,041	7,532
Interest on borrowed funds	1,261	1,247	1,810	2,508	3,611
Total interest expense	4,738	4,810	5,569	9,549	11,143
Net interest income	31,224	30,133	29,217	61,356	58,747
Provision for loan losses	(1,600)	(2,000)	250	(3,600)	1,750
Net interest income after provision for loan losses	32,824	32,133	28,967	64,956	56,997

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,486	1,986	1,609	3,472	3,690
Service charges and other income	5,425	3,507	4,503	8,932	7,705
Mortgage banking income	267	127	115	394	240
Net (loss) gain on sale of investment securities	(4)	(5)	94	(9)	297
Total non-interest income	7,174	5,615	6,321	12,789	11,932

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,845	15,492	14,783	31,337	29,793
Occupancy expense	2,211	2,797	2,436	5,008	6,054
Depreciation, amortization and maintenance	2,174	2,301	2,117	4,475	4,594
Marketing expense	1,148	1,316	736	2,464	1,621
Intangible amortization expense	467	466	467	933	934
FDIC insurance	512	548	805	1,060	1,588
Professional fees	1,297	1,555	1,034	2,852	2,389
Classified loan and other real estate owned related expense	799	292	627	1,091	969
Other	5,542	5,724	6,205	11,265	12,502
Total non-interest expense	29,995	30,491	29,210	60,485	60,444

Income before income taxes	10,003	7,257	6,078	17,260	8,485
Income tax expense	2,948	2,006	1,502	4,954	1,437

NET INCOME	$7,055	$5,251	$4,576	$12,306	$7,048

EARNINGS PER SHARE — Basic	$0.09	$0.07	$0.06	$0.16	$0.09
EARNINGS PER SHARE — Diluted	$0.09	$0.07	$0.06	$0.16	$0.09

Average common shares outstanding — Basic (1)	78,374,704	78,454,187	80,907,413	78,414,226	81,280,507
Average common shares outstanding — Diluted (1)	79,058,474	79,073,032	81,603,832	79,067,396	81,939,284

(1) As a result of the second-step conversion on January 12, 2015, all share and per share information, as appropriate, was adjusted to reflect the 1.0999 exchange ratio for preceding periods.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	Three Months Ended						Six Months Ended
	June 30, 2015		March 31, 2015		June 30, 2014		June 30, 2015		June 30, 2014
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,722,562	1.80%	$1,934,271	1.79%	$1,826,663	1.88%	$1,827,831	1.80%	$1,849,043	1.86%
Overnight investments	248,284	0.25%	430,391	0.25%	301,195	0.25%	338,834	0.25%	302,731	0.25%
Stock	8,793	4.78%	8,833	20.78%	15,902	5.45%	8,813	12.76%	16,653	4.44%
Other investment securities	1,465,485	2.05%	1,495,047	2.13%	1,509,566	2.17%	1,480,184	2.09%	1,529,659	2.15%

Loans:	2,681,433	4.19%	2,449,445	4.31%	2,322,160	4.50%	2,566,080	4.25%	2,320,887	4.54%
Residential	702,994	4.29%	676,032	4.33%	673,668	4.47%	689,588	4.31%	676,014	4.51%
Commercial real estate	848,740	4.19%	650,686	4.59%	584,285	4.96%	750,260	4.36%	566,769	4.88%
Business and small business	506,122	4.09%	494,773	3.99%	423,747	4.12%	500,479	4.04%	433,000	4.36%
Personal loans	623,577	4.17%	627,954	4.23%	640,460	4.37%	625,753	4.20%	645,104	4.39%

Total interest earning assets	$4,403,995	3.26%	$4,383,716	3.20%	$4,148,823	3.35%	$4,393,911	3.23%	$4,169,930	3.35%

Deposits:	$3,005,930	0.46%	$3,165,515	0.46%	$3,260,534	0.46%	$3,085,282	0.46%	$3,289,852	0.46%
Savings	1,144,825	0.35%	1,122,098	0.35%	1,155,229	0.35%	1,133,524	0.35%	1,143,677	0.35%
Money market	421,801	0.33%	426,792	0.33%	440,830	0.32%	424,283	0.33%	443,381	0.32%
Demand	652,839	0.21%	796,491	0.20%	677,371	0.20%	724,268	0.20%	676,264	0.20%
Demand - municipals	125,558	0.11%	145,307	0.11%	272,803	0.11%	135,378	0.11%	305,171	0.12%
Total core deposits	2,345,023	0.29%	2,490,688	0.28%	2,546,233	0.28%	2,417,453	0.29%	2,568,493	0.28%

Time deposits	660,907	1.07%	674,827	1.10%	714,301	1.12%	667,829	1.09%	721,359	1.12%

Borrowings	190,395	2.66%	190,456	2.65%	250,376	2.90%	190,425	2.66%	250,408	2.91%

Total interest bearing liabilities	$3,196,325	0.59%	$3,355,971	0.58%	$3,510,910	0.64%	$3,275,707	0.59%	$3,540,260	0.63%

Non-interest bearing deposits	379,221		366,686		314,569		372,988		309,452

Net interest margin		2.83%		2.75%		2.81%		2.79%		2.81%

ASSET QUALITY INDICATORS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2015	2015	2014	2014

Non-performing assets:
Non-accruing loans	$12,812	$14,112	$14,615	$27,782
Accruing loans past due 90 days or more	25,460	24,072	25,296	16,819
Total non-performing loans	38,272	38,184	39,911	44,601

Real estate owned	1,359	1,406	1,578	2,008

Total non-performing assets	$39,631	$39,590	$41,489	$46,609

Non-performing loans to total loans	1.41%	1.43%	1.65%	1.88%
Non-performing assets to total assets	0.84%	0.83%	0.87%	1.05%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.30%	0.33%	0.34%	0.67%
ALLL to total loans	1.76%	1.84%	2.09%	2.22%
ALLL to non-performing loans	124.87%	128.70%	126.92%	117.99%
ALLL to non-performing loans, excluding government guaranteed student loans	373.03%	348.24%	346.59%	189.42%

Key performance ratios (annualized) are as follows for the three and six months ended (unaudited):

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2015	2014
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.60%	0.45%	0.39%	0.53%	0.32%
Return on average equity	2.59%	2.30%	2.83%	2.45%	2.35%
Net interest margin	2.83%	2.75%	2.79%	2.79%	2.81%
Efficiency ratio	78.11%	85.29%	82.44%	81.58%	85.52%
Tangible common equity	21.14%	20.83%	10.44%	21.14%	11.26%